Exhibit 99.1

Mile Marker International, Inc. Announces Dividend Suspension and Stock Purchase

     POMPANO BEACH, Fla.--(BUSINESS WIRE)--May 23, 2006--Mile Marker International, Inc. (OTCBB:MMRK), a specialty vehicle parts supplier, today announced the suspension of its cash dividend for the second quarter of 2006 and the approval of an increased stock purchase plan.
     At the Company's Annual Meeting of Shareholders held today, Richard Aho, President and CEO of the Company, said that the Company's anticipated earnings in the second quarter are not expected to be sufficient for the payment of the customary cash dividend of $0.0625 unless the Company receives a substantial military order and is able to ship it before the end of the quarter.
     Mr. Aho also announced that the Company's Board of Directors had approved the purchase of 100,000 shares of the Company's common stock in addition to the purchase of the 31,845 shares remaining under the Company's previously-announced 100,000 share stock purchase plan.
     Mr. Aho said: "We are disappointed that we are unable to pay a cash dividend this quarter, particularly since many of us count on these dividends, but we have to act in the best interests of all shareholders. The absence of new military orders since January of this year under our five contracts with over $50 million of unfilled orders means that we are not expecting to generate sufficient cash flow to pay a dividend this quarter, especially as we go into our slower season for commercial orders. We believe that the delay in military orders is simply a matter of timing related to the government's budget priorities. We make these dividend decisions quarter by quarter, as we've previously discussed in our public filings. We prefer to suspend this quarter's dividend rather than reduce it because we are hopeful that we will be able to continue paying dividends in the future. Historically, since we started paying dividends in the fourth quarter of 2002, we have omitted a dividend in one quarter and paid two dividends in another quarter. However, we do not have a policy of paying quarterly dividends without regard to the Company's circumstances. At the same time, we are excited about our future prospects and are responding to the wishes of several of our public shareholders by increasing the authorized purchase of our own common stock."

     Included in this release are certain "forward-looking" statements, involving risks and uncertainties, which are covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, sales and earnings growth, ability to attract and retain key personnel and general economic conditions, including uncertainties relating to global political conditions, such as terrorism. Information with respect to important risk factors that should be considered is contained in the Company's Annual Report on Form 10-KSB and its Form 10-QSB as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.


     CONTACT: Mile Marker International, Inc., Pompano Beach
              Al Hirsch, 954-782-0604
              al@milemarker.com